UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011 (December 21, 2011)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 430, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2011, ARCA biopharma, Inc. (“ARCA”), entered into separate Subscription Agreements (the “Purchase Agreements”) with various institutional investors in connection with a private placement of its common stock and warrants. Pursuant to the Purchase Agreements, ARCA agreed to sell and issue an aggregate of 1,666,666 shares of its common stock and warrants to purchase up to an additional 1,250,000 shares of its common stock at a total purchase price of $1.05 per unit. The investors in the private placement will receive warrants to purchase 0.75 shares of common stock for each share of common stock purchased.

The warrants to be issued pursuant to the Purchase Agreements (the “Warrants”) will be exercisable for a period of five years from the six month anniversary of the closing date of the private placement and have an exercise price of $1.435 per share, equal to 110% of the closing sales price of ARCA’s common stock on the NASDAQ Capital Market on December 21, 2011.

ARCA anticipates raising gross proceeds of approximately $1.75 million in connection with the private placement. The net proceeds, after deducting the payment of a fee of approximately $100,000 to Roth Capital Partners, as placement agent, and other offering expenses, are expected to be approximately $1.5 million. ARCA agreed to use the net proceeds from the private placement solely for general working capital purposes. The closing of the private placement is expected to occur later today, subject to the satisfaction of customary closing conditions.

Pursuant to the terms of a Registration Rights Agreement (the “Rights Agreement”) to be entered into at the closing of the transactions, ARCA will grant to the investors certain registration rights related to the shares of common stock to be sold in the private placement and the shares of common stock underlying the Warrants to be issued. ARCA will be required to use its commercially reasonable efforts to file a registration statement for the resale of the shares of common stock to be issued pursuant to the Purchase Agreements and the shares of common stock underlying the Warrants to be issued within 21 days following the closing date of the private placement and use its commercially reasonable efforts to cause such registration statement to be declared effective not later than 75 calendar days following the closing date (or the 105th calendar day after the Closing Date in the event that such registration statement is subject to review by the SEC. ARCA may incur registration delay payments of 2.0% of the aggregate purchase price for each 30 day period in which it does not meet its registration obligations under the Rights Agreement. ARCA will also agree to other customary obligations regarding registration, including indemnification and maintenance of the registration statement.

The foregoing is only a brief description of the material terms of the Purchase Agreements, the Rights Agreement and the Warrants and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing is qualified in its entirety by reference to the form of Purchase Agreement, the form of Rights Agreement and form of Warrants, which are filed as Exhibits 10.1, 10.2 and 4.1, respectively, to this Current Report on Form 8-K, which are incorporated by reference herein.

Section 3 — Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02. The Company believes that each of the investors under the Purchase Agreements are “accredited investors,” and the issuance of the shares of common stock pursuant to the Purchase Agreements and the Warrants will therefore be made pursuant to Regulation D promulgated under the Securities Act of 1933, as amended.

Section 8 — Other Events

Item 8.01 Other Events.

On December 22, 2011, ARCA issued a press release titled “ARCA biopharma Announces Private Placement of $1.75 million with Institutional Investors.” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Warrants to Purchase Shares of Common Stock

10.1	Form of Subscription Agreement by and among the Company and the purchasers identified therein

10.2	Form of Registration Rights Agreement

99.1	Press Release titled “ARCA biopharma announces Private Placement of $1.75 million with Institutional Investors,” dated December 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2011

ARCA biopharma, Inc. (Registrant)

By:	/s/ PATRICK M. WHEELER
Name:	Patrick M. Wheeler
Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Warrants to Purchase shares of Common Stock

10.1	Form of Subscription Agreement by and among the Company and the purchasers identified therein

10.2	Form of Registration Rights Agreement

99.1	Press Release titled “ARCA biopharma announces Private Placement of $1.75 million with Institutional Investors,” dated December 22, 2011.